Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ENCORE MEDICAL CORPORATION

Encore Medical Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Encore Medical Corporation resolutions were duly adopted setting forth a proposed amendment to the Certification of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Certificate of Incorporation of the Corporation be amended by changing the FOURTH Article thereof so that, as amended, said Article shall be and read as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 51,000,000, of which 50,000,000 shall be Common Stock of the par value of $0.001 per share, and 1,000,000 shares shall be Preferred Stock of the par value of $0.001 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on May 16, 2002. (for accounting purposes only)

IN WITNESS THEREOF, Encore Medical Corporation has caused this Certificate of Amendment to be signed by Harry L. Zimmerman, its Secretary, this 16th day of May, 2002.

/s/ Harry L. Zimmerman

Harry L. Zimmerman, Secretary